Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Golfsmith International Holdings, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred and fifty thousand (250,000) shares of Common Stock, with a par value of $.0001 per share. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.	The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2.	The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3.	The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial Bylaw, or in a Bylaw adopted by the stockholders of the Corporation entitled to vote.

SEVENTH: (A) Indemnification of Former Directors and Officers. With respect to the directors and officers of the Corporation who served in such capacity prior to July 24, 2012 (a “Former Indemnitee”), to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a Former Indemnitee of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Former Indemnitee of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation prior to July 24, 2012.

Neither any amendment or repeal of any provision of this ARTICLE SEVENTH, nor the adoption of any amendment to this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE SEVENTH, shall eliminate or reduce the effect of this ARTICLE SEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

(B) Indemnification of Current Directors and Officers. With respect to the directors and officers of the Corporation who (a) serve in such capacity and (b) are the subject of claims that arise in connection with facts and circumstances occurring, in each case, at July 24, 2012, and thereafter appointed or elected, the Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of

Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TENTH: Notwithstanding any provision of law, the Corporation may, by contract, grant to some or all of the security holders of the Corporation pre-emptive rights to acquire stock of the Corporation, but no stockholder shall have any pre-emptive rights except as specifically so granted.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, affiliate, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries.